As filed with the Securities and Exchange Commission on March 12, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Adient plc

(Exact name of registrant as specified in its charter)

Ireland	98-1328821
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25-28 North Wall Quay, IFSC

Dublin 1, Ireland

(Address of principal executive offices)

Adient plc Amended and Restated Director Share Plan

(Full title of the plan)

Cathleen A. Ebacher Vice President, General Counsel and Secretary Adient plc 49200 Halyard Drive Plymouth, Michigan 48170 (734) 254-5000	Copy to: Jessica S. Lochmann Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 297-5817
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, par value $0.001 per share	100,000 shares	$17.96	$1,796,000.00	$233.12

(1)

In addition, pursuant to Rule 416 under the Securities Act of 1933, in the event of a stock split, stock dividend, or similar transaction involving the ordinary shares, par value $0.001 (“Ordinary Shares”) of Adient plc, in order to prevent dilution, the number of Ordinary Shares registered shall be automatically increased to cover additional Ordinary Shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Ordinary Shares as reported on the New York Stock Exchange on March 9, 2020.

The prospectus related to this Registration Statement is a combined prospectus pursuant to Rule 429 and also relates to the Registration Statement on Form S-8 filed by the Registrant with Registration No. 333-214320.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Adient plc (the “Registrant”) to register an additional 100,000 ordinary shares, par value $0.001 per share, of the Registrant for issuance pursuant to the Adient plc Amended and Restated Director Share Plan, which was previously named the Adient plc 2016 Director Share Plan. In accordance with General Instruction E to Form S-8, the contents of Registration Statement No. 333-214320, filed with the Securities and Exchange Commission (the “Commission”) on October 28, 2016, including the periodic reports that the Registrant filed after such Registration Statement to maintain current information about the Registrant, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Commission as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Description

(4.1)	Memorandum of Association and Amended and Restated Articles of Association of Adient plc (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 1, 2016 (File No. 1-37757)).

(4.2)	Adient plc Amended and Restated Director Share Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on January 28, 2020 (File No. 1-37757)).

(5)	Opinion of A&L Goodbody.

(23.1)	Consent of PricewaterhouseCoopers LLP.

(23.2)	Consent of A&L Goodbody (contained in Exhibit 5 hereto).

(24)	Power of Attorney (included on the signature page hereto).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Michigan, as of March 12, 2020.

ADIENT PLC

By:	/s/ Douglas G. Del Grosso
Douglas G. Del Grosso
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and as of March 12, 2020. Each person whose signature appears below constitutes and appoints Cathleen A. Ebacher and Jeffrey M. Stafeil, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign his or her name as a director of Adient plc to any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Douglas G. Del Grosso Douglas G. Del Grosso	President and Chief Executive Officer and a Director (Principal Executive Officer)

/s/ Jeffrey M. Stafeil Jeffrey M. Stafeil	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Gregory S. Smith Gregory S. Smith	Vice President and Chief Accounting Officer (Principal Accounting Officer)

S-1

Signature	Title

/s/ Julie L. Bushman	Director
Julie L. Bushman /s/ Peter H. Carlin	Director
Peter H. Carlin /s/ Raymond L. Conner	Director
Raymond L. Conner /s/ Richard Goodman	Director
Richard Goodman /s/ José Gutiérrez	Director
José Gutiérrez /s/ Frederick A, Henderson	Non-Executive Chairman and Director
Frederick A. Henderson /s/ Barb J. Samardzich	Director
Barb J. Samardzich

S-2